Exhibit 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES

FIRST QUARTER FINANCIAL AND OPERATING RESULTS

NET INCOME INCREASES 76%

MONDOVI, Wis. – April 20, 2005 - Marten Transport, Ltd (Nasdaq/NMS:MRTN) announced today its financial and operating results for the quarter ended March 31, 2005.

Operating revenue for the quarter increased 21.7%, to $102.9 million from $84.5 million for the same quarter of 2004.  Operating revenue included fuel surcharges of $9.7 million, compared with $4.0 million for the same quarter of 2004.  Operating revenue also included revenue from MW Logistics, LLC, a 45% owned affiliate, of $2.9 million for the 2005 quarter, compared with no revenue for the same quarter of 2004.  The company’s freight revenue, which excludes fuel surcharge and MW Logistics revenue, increased 12.2% over the first quarter of 2004.  The Company measures revenue, before fuel surcharge and MW Logistics revenue, or “freight revenue,” in addition to operating revenue, because management believes removing these sources of revenue provides a more consistent basis for comparing results of operations from period to period.

For the quarter ended March 31, 2005, net income increased 76.2% to $4.8 million from $2.7 million for the same quarter of 2004.  Net income per diluted share increased to 33 cents from 19 cents for the same quarter of 2004.

Chairman and President Randolph L. Marten said, “We experienced solid revenue growth for the quarter, but as a profit-focused company, I’m especially pleased with our 76.2% increase in net income.  For the quarter, our operating ratio (operating expenses as a percentage of operating income) improved to 92.0%, compared to 94.6% in the first quarter of 2004.

“Our results were driven by a 2.5% increase in average freight revenue per tractor per week, which improved to $2,915 in the 2005 quarter from $2,845 in the 2004 quarter. The improvement in asset productivity helped us overcome the continuing challenges of a tight driver market and high fuel prices.  Pricing was strong as we increased our average freight revenue per total mile 7.4%, to $1.354 in the 2005 quarter from $1.261 in the same quarter of 2004.

“At March 31, our balance sheet reflected approximately $172.8 million in stockholders’ equity and $36.6 million of borrowed debt, for a debt-to-total capitalization ratio of approximately 17.5%.

“We continue to feel good about Marten’s strategy and position in the marketplace.  We expect fleet growth in the range of 5% to 10% and an operating ratio of between 91.0% and 91.5% for the full year of 2005.  In addition, we are increasing our near term investment in the business by accelerating our tractor fleet replacement.  During the quarter, we reduced the average age of our tractor fleet to 1.5 years from 1.7 years in the same quarter of 2004.  Based on our current operating performance, the market for used trucks, our liquidity, and our expectations concerning new engines, we have decided to maintain a relatively new fleet during 2005 and 2006 to allow us significant flexibility in dealing with tractor purchasing in 2007 when the EPA’s next round of diesel emissions reduction directives go into effect.  By maintaining a newer fleet, we expect to save on expenses such as increased equipment costs, potential decreased fuel efficiency, and maintenance.  As a result, we have revised our capital expenditures budget for the year to approximately $88.0 million, net of trades.”

The accounts of MW Logistics, LLC were included in the company’s statements of operations beginning April 1, 2004, in accordance with FASB Interpretation No. 46, as revised.  MW Logistics is a 45% owned affiliate that provides logistics services to the transportation industry.  The company previously accounted for its investment in MW Logistics’ operating results using the equity method of accounting.

Marten Transport will host a conference call on Thursday, April 21, 2005, at 2:00 p.m. Central Time.  The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 5523047.  For additional information on accessing the call and to access any statistical and financial information regarding us that is expected to be discussed during the conference call, please visit our website at www.marten.com.

Marten Transport is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict.  Statements that constitute forward-looking statements are usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends,” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

CONTACT:  Randy Marten, President of Marten Transport, Ltd., 715-926-4216

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share information)	March 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash	$160	$—
Marketable securities	166	62
Receivables:
Trade, net	43,741	39,090
Other	9,249	8,372
Prepaid expenses and other	10,505	11,869
Deferred income taxes	3,737	5,856

Total current assets	67,558	65,249

Property and equipment:
Revenue equipment, buildings and land, office equipment and other	312,830	302,765
Accumulated depreciation	(89,701)	(87,067)

Net property and equipment	223,129	215,698

Other assets	7,546	7,127

TOTAL ASSETS	$298,233	$288,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$—	$2,849
Accounts payable and accrued liabilities	20,068	16,871
Insurance and claims accruals	11,511	13,654
Current maturities of long-term debt	5,117	5,000

Total current liabilities	36,696	38,374

Long-term debt, less current maturities	31,464	25,257
Deferred income taxes	57,261	56,522

Total liabilities	125,421	120,153

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 23,000,000 shares authorized; 14,312,877 shares, at March 31, 2005, and 14,307,027 shares, at December 31, 2004, issued and outstanding	143	143
Additional paid-in capital	70,187	70,111
Retained earnings	102,482	97,667

Total stockholders’ equity	172,812	167,921

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$298,233	$288,074

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months
	Ended March 31,
(In thousands, except per share information)	2005	2004

OPERATING REVENUE	$102,906	$84,530

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	29,150	25,327
Purchased transportation	19,903	17,683
Fuel and fuel taxes	21,682	14,869
Supplies and maintenance	6,559	6,078
Depreciation	9,068	7,863
Operating taxes and licenses	1,646	1,571
Insurance and claims	4,412	4,405
Communications and utilities	826	801
Gain on disposition of revenue equipment	(879)	(528)
Other	2,271	1,872

Total operating expenses	94,638	79,941

OPERATING INCOME	8,268	4,589

OTHER EXPENSES (INCOME):
Interest expense	598	523
Interest income	(367)	(341)

INCOME BEFORE INCOME TAXES	8,037	4,407

PROVISION FOR INCOME TAXES	3,222	1,675

NET INCOME	$4,815	$2,732

BASIC EARNINGS PER COMMON SHARE	$0.34	$0.20

DILUTED EARNINGS PER COMMON SHARE	$0.33	$0.19

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended March 31,
	2005	2004

For period:
Average operating revenue per total mile	$1.542	$1.323
Average freight revenue per total mile (1)	$1.354	$1.261
Average miles per tractor(2)	27,673	29,016
Average operating revenue per tractor per week(2)	$3,319	$2,987
Average freight revenue per tractor per week(1) (2)	$2,915	$2,845
Average miles per trip	982	1,025
Non-revenue miles percentage(3)	7.2%	6.6%
Total miles – company-employed drivers (in thousands)	48,620	44,214
Total miles – independent contractors (in thousands)	18,118	19,657

At March 31, 2005, and March 31, 2004:
Total tractors(2)	2,364	2,181
Average age of company tractors (in years)	1.5	1.7
Total trailers	3,270	2,960
Average age of company trailers (in years)	3.1	3.8
Ratio of trailers to tractors(2)	1.4	1.4
Ratio of tractors to non-driver personnel(2)	5.5	5.3

	Three Months Ended March 31,
	2005	2004
(In thousands)
Net cash provided by operating activities	$12,790	$8,762
Net cash used for investing activities	16,039	20,194

Weighted average shares outstanding:
Basic	14,309	13,840
Diluted	14,634	14,421

(1)                    Excludes revenue from fuel surcharges and from MW Logistics, LLC, a 45% owned affiliate whose financial results were consolidated with the company’s effective April 1, 2004, in accordance with FASB Interpretation No. 46, as revised.

(2)                    Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 556 and 574 tractors as of March 31, 2005, and 2004, respectively.

(3)                    Represents the percentage of miles for which the Company is not compensated.